Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K/A of Third Coast Bancshares, Inc. of our report dated April 14, 2026, relating to the consolidated financial statements of Keystone Bancshares, Inc. and Subsidiary as of and for the years ended December 31, 2025 and 2024.

We further consent to the incorporation by reference in the Registration Statements Nos. 333-293624, 333-261540 and 333-265993 on Form S-8, and Nos. 333-286632 and 333-282328 on Form S-3 of Third Coast Bancshares, Inc. of our report dated April 14, 2026, relating to the consolidated financial statements of Keystone Bancshares, Inc. and Subsidiary as of and for the years ended December 31, 2025 and 2024.

/s/ Whitley Penn LLP

Austin, Texas

April 17, 2026